Exhibit 4.1

EXECUTION VERSION

SUPPLEMENTAL INDENTURE No. 1, dated as of April 1, 2024 (this “Supplemental Indenture”), by and among CAPSTAR FINANCIAL HOLDINGS, INC., a Tennessee corporation (the “Company”) OLD NATIONAL BANCORP, an Indiana corporation (the “Successor Company”), and UMB BANK, NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of June 29, 2020 (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”), relating to the issuance of Subordinated Notes by the Company on the terms and conditions provided for in the Indenture;

WHEREAS, in accordance with the terms and conditions of the Agreement and Plan of Merger, dated as of October 26, 2023, by and between the Company and the Successor Company, (i) the Company will be merged with and into the Successor Company (the “Merger”), with the Successor Company surviving the Merger as the surviving corporation and (ii) upon the consummation of the Merger, the separate corporate existence of the Company shall terminate;

WHEREAS, in accordance with Section 8.01(1) of the Base Indenture, the Indenture may be supplemented to provide for the assumption by a successor Person of the covenants of the Company contained in the Based Indenture and in the Subordinated Notes;

WHEREAS, Section 7.01 of the Base Indenture provides that the Company may merge with and into a Person so long as, among other things, such Person is a corporation organized and existing under the laws of the United States of America any state thereof or the District of Columbia and will expressly assume, by an indenture supplemental thereto, executed by such successor corporation and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of, and interest on, all the Outstanding Subordinated Notes and the due and punctual performance and observance of every obligation in the Base Indenture and the Outstanding Subordinated Notes on the part of the Company to be performed or observed;

WHEREAS, Section 7.02 of the Base Indenture provides that upon the Merger, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Base Indenture with the same effect as if such Successor Company had been named as the Company therein, and thereafter, except in the case of a lease, the predecessor Person will be released from all obligations and covenants under the Base Indenture and the Subordinated Notes;

WHEREAS, the Successor Company has delivered or is delivering or causing to be delivered to the Trustee an officer’s certificate and an opinion of counsel in satisfaction of Section 7.01 of the Base Indenture; and

WHEREAS, all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged by the parties hereto, the parties hereto agree as follows:

Section 1.       Capitalized Terms.

Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Base Indenture.

Section 2.       Assumption; Succession.

Effective upon the consummation of the Merger (the “Effective Time”), the Successor Company hereby expressly assumes all of the Company’s obligations on the Subordinated Notes, including the due and punctual payment of the principal of, and interest on, all the Outstanding Subordinated Notes and the due and punctual performance and observance of every obligation in the Base Indenture and the Outstanding Subordinated Notes on the part of the Company to be performed or observed.

Section 3.       Ratification and Effect.

Except as expressly amended by this Supplemental Indenture, the Base Indenture is in all respects ratified and confirmed and all of the terms, provisions and conditions thereof shall be and remain in full force and effect. Upon and after the Effective Time, the Base Indenture shall be modified in accordance herewith, this Supplemental Indenture shall form a part of the Base Indenture for all purposes, every Holder theretofore or thereafter authenticated and delivered thereunder shall be bound thereby, and each reference in the Indenture and the Subordinated Notes to the Indenture shall mean and be a reference to the Indenture as amended hereby, and each reference in the Indenture and the Subordinated Notes to CapStar Financial Holdings, Inc. or the Company shall mean and be a reference to Old National Bancorp, as the Successor Company.

Section 4.       Governing Law.

This Supplemental Indenture and the Subordinated Notes shall be governed by and construed in accordance with the laws of the State of New York.

Section 5.       The Trustee.

The recitals in this Supplemental Indenture shall be taken as the statements of the Company and the Successor Company, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible or accountable in any manner whatsoever for or with respect to the validity or sufficiency of this Supplemental Indenture. The Trustee shall be under no duty whatsoever to make any determination whether any execution, modification, amendment, supplement or confirmation to any document is necessary to implement the provisions of this Supplemental Indenture, and shall be entitled to conclusively rely on the documentation required to be provided under the terms of the Indenture. All of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

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Section 6.       Conflicts.

To the extent of any inconsistency between the terms of the Base Indenture or the Subordinated Notes and this Supplemental Indenture, the terms of this Supplemental Indenture will control.

Section 7.       Miscellaneous.

This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Base Indenture set forth herein. All covenants and agreements in this Supplemental Indenture given by the parties hereto shall bind their successors. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Base Indenture shall not in any way be affected or impaired thereby. The section headings are for convenience only and shall not affect the construction hereof. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement, binding on the parties hereto. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture and signature pages for all purposes.

Signature page follows.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

OLD NATIONAL BANCORP, the Successor Company

By:	/s/ Brendon B. Falconer
Name:	Brendon B. Falconer
Title:	Chief Financial Officer

CAPSTAR FINANCIAL HOLDINGS, INC., the Company

By:	/s/ Timothy K. Schools
Name:	Timothy K. Schools
Title:	President and Chief Executive Officer

UMB bank, national association, as Trustee

By:	/s/ Mauri J. Cowen
Name:	Mauri J. Cowen
Title:	Sr. Vice President

[Signature Page to Supplemental Indenture]